EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements of Great Ajax Corp. of our report dated March 3, 2023, relating to the consolidated financial statements and schedule of Great Ajax Corp. and Subsidiaries (the “Company”), and the effectiveness of internal control over financial reporting of the Company, appearing in this Annual Report on Form 10-K of Great Ajax Corp. for the year ended December 31, 2022:

•Registration Statement on Form S-3 (No. 333-240999)
•Registration Statement on Form S-3 (No. 333-239182)
•Registration Statement on Form S-3 (No. 333-219923)
•Registration Statement on Form S-8 (No. 333-212652)
•Registration Statement on Form S-3D (No. 333-211219)
•Registration Statement on Form S-3 (No. 333-209513)

/s/ Moss Adams LLP

Portland, Oregon
March 3, 2023